Exhibit 99.1

Penn Virginia GP Holdings, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations

Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA GP HOLDINGS PRICES INITIAL PUBLIC OFFERING

RADNOR, PA (BusinessWire) December 4, 2006 - Penn Virginia GP Holdings, L.P. (NYSE: PVG), a partnership formed to own the general partner interest, all of the incentive distribution rights and approximately 41.1% of the limited partner interests in Penn Virginia Resource Partners, L.P. (NYSE: PVR), today announced the pricing of its initial public offering of 6,300,000 of its common units at $18.50 per unit.

This offering represents an approximate 16.4% limited partner interest in Penn Virginia GP Holdings. The underwriters have been granted a 30-day option to purchase up to an additional 945,000 common units. The offering is expected to close on December 8, 2006.

The common units have been approved for listing and will begin trading tomorrow on the New York Stock Exchange under the ticker symbol “PVG”.

The net proceeds from the offering of approximately $107.1 million are expected to be used as follows: (i) approximately $102.5 million to purchase 416,444 PVR common units and 3,610,383 PVR Class B Units from PVR; (ii) approximately $2.1 million to make a capital contribution to PVR to maintain PVG’s 2% general partner interest; and (iii) the remainder of the proceeds for general partnership purposes. PVR is expected to use the $104.6 million of proceeds from the sale of units and general partner capital contribution to repay borrowings outstanding under its credit facility.

Lehman Brothers Inc. and UBS Securities LLC acted as joint book-running managers. In addition, A.G. Edwards & Sons, Inc., RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated acted as co-managers for this offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Offers will be made by means of the prospectus. A copy of the prospectus relating to this offering, when available, may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: monica_castillo@adp.com or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171, telephone: 212-281-3000.

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Headquartered in Radnor, PA, Penn Virginia GP Holdings, L.P. (NYSE: PVG) is a partnership formed to own the general partner interest, all of the incentive distribution rights and approximately 41.1% of the limited partner interests in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVR and PVG, visit PVR’s website at www.pvresource.com.